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EXHIBIT 11  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS:
(amounts in thousands, except share data)
                                        Three months           Six months
                                        ended June 30,        ended June 30,
                                     1997       1996         1997        1996
                                   -------    --------     -------     -------
PRIMARY:

Net earnings                      $   3,870   $ 5,427    $   5,606   $  6,366

Adjustment for dividends
 on convertible
 preferred shares                     (452)      (499)        (915)    (1,009)
                                   --------  ---------   ---------    --------
  Adjusted net earnings           $  3,418    $ 4,928    $   4,691   $  5,357
                                  ========   =========   =========    ========
Weighted average common
  shares outstanding            15,683,985  15,787,077  15,781,181  15,757,680

Common stock equivalents:
  Stock options                        274      42,288         768      43,178
  Employee incentive plans          87,308     125,514     104,360     147,965
                                ----------  ----------  ----------  ----------
Total                           15,771,567  15,954,879  15,886,309  15,948,823
                                ==========  ==========  ==========  ==========

Primary earnings
  per common share                 $  0.22     $  0.31     $  0.30     $ 0.34
                                 =========    ========     =======     =======

FULLY-DILUTED:

Net earnings                      $   3,870   $ 5,427    $   5,606   $  6,366

Adjustment for dividends
 on convertible
 preferred shares                     (452)         0        (915)    (1,009)
Adjustment for incremental
 expense from ocnversion of
 convertible preferred stock (1)         0       (220)          0           0
                                   --------  ---------   ---------    --------
  Adjusted net earnings           $  3,418    $ 5,207    $  4,691    $  5,357
                                  ========   =========   =========    ========
Weighted average common
  shares outstanding            15,683,985  15,787,077  15,781,181  15,757,680

Common stock equivalents:
  Stock options                        274      42,288         768      43,178
  Employee incentive plans          87,308     125,514     104,360     147,965
  Convertible Preferred Stock (1)        0     913,183           0           0
                                ----------  ----------  ----------  ----------
Total                           15,771,567  16,868,062  15,886,309  15,948,823
                                ==========  ==========  ==========  ==========

Primary earnings
  per common share                 $  0.22     $  0.31     $  0.30     $ 0.34
                                 =========    ========     =======     =======
(1) For the three months ended June 30, 1997 and the six months ended June 30, 1997 and 1996, no adjustments have been made for incremental dividends on preferred stock or to common stock equivalents for convertible preferred stock as these adjustments would be anti-dilutive.

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